Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEventsSM

AA - Q2 2005 ALCOA Inc Earnings Conference Call

Event Date/Time: Jul. 07. 2005 / 5:00PM ET

Event Duration: 58 min

OVERVIEW

Management reported 2Q05 income from continuing operations of $473m or $0.54 per share, 1H05 revenues of over $13b, and YTD income from continuing operations of $746m. The Co. expects 2005 CapEx to be $2.2b. Q&A Focus: Facilities, business segments, and revenue.

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FINAL TRANSCRIPT

Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

CORPORATE PARTICIPANTS

William Oplinger

Alcoa, Inc. - Director of IR

Alain Belda

Alcoa, Inc. - Chairman, CEO

Rick Kelson

Alcoa, Inc. - CFO, EVP

CONFERENCE CALL PARTICIPANTS

Alberto Arias

Goldman Sachs - Analyst

John Tumazos

Prudential Equity Group - Analyst

John Hill

Smith Barney - Analyst

Michael Gambardella

J.P. Morgan - Analyst

Victor Lazarovici

BMO Nesbitt Burns - Analyst

Anthony Rizzuto

Bear Stearns - Analyst

Amir Arif

Friedman, Billings, Ramsey - Analyst

Daniel Roling

Merrill Lynch - Analyst

Alex Latzer

Merrill Lynch - Analyst

Marty Pollack

NWQ Investment Management - Analyst

Brian MacArthur

UBS - Analyst

Rob Clifford

ABN AMRO - Analyst

Jonathan Goldberg

Highline Capital Management - Analyst

David Gagliano

Credit Suisse First Boston - Analyst

Stephen Bonnyman

CIBC World Markets - Analyst

PRESENTATION

Operator

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FINAL TRANSCRIPT

Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

Thank you very much, ladies and gentlemen, for your patience. Good day and welcome to the Alcoa second quarter 2005 earnings conference call. My name is Bill and I will be your conference coordinator for today. At this time, all participants are in a listen-only mode. However, we will be facilitating a question-and-answer session towards the end of today’s conference. [OPERATOR INSTRUCTIONS] As a reminder, today’s conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today’s presentation, Mr. William Oplinger, Director of Investor Relations. Please proceed, sir.

William Oplinger - Alcoa, Inc. - Director of IR

Thank you. Good afternoon. Thank you for attending Alcoa’s second quarter 2005 analyst workshop. At today’s conference Alain Belda, Chairman and CEO will review first half results, and Rick Kelson, Chief Financial Officer will discuss the second quarter results and current business conditions.

Before I turn it over to Alain, I would like to remind you that in discussing the Company’s performance today we have included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations, and involve known and unknown risks and uncertainties. Alcoa’s actual results or actions may differ materially from those projected in the forward-looking statements.

For a summary of the specific risk factors that could cause results to differ materially from those expressed in the forward-looking statements, see Alcoa’s annual report and Form 10-K for the year ended December 31st, 2004. And Form 10-Q for the quarter ended the March 31st, 2005 filed with the SEC.

In our discussion today we have also included some non-GAAP financial measures. You can find a presentation of the most directly comparable GAAP financial measures calculated in accordance with generally accepted accounting principles and a related reconciliation on our website under the Invest section.

At this point, I would like turn it over to Alain Belda.

Alain Belda - Alcoa, Inc. - Chairman, CEO

Thanks, Bill. Good afternoon, gentlemen, and ladies. I think we’d like to start with,, we’ve achieved a record performance in the second quarter and which capped a pretty strong first half. And we recorded record revenues with over $13 billion of revenues, which are up 13% from last year, and which were driven by stronger pricing across many of our segments that are volumes and the addition of the Russian fabricating assets. This all led to strong profitability and we’ve continued to focus on offsetting our cost inflation through productivity improvements.

Year-to-date income from our continuing operations was $746 million or an 8.3% return on capital. And we restarted approximately 300,000 metric tons of smelting capacity that has contributed to earnings in the second quarter, and will obviously do so in the second half. From a financial perspective, this was a very good first half.

When I talked to you in the beginning of this year, we discussed a new organization structure that I put in place at the end of last year. The restructuring objectives were to take advantage of our global presence and our customer services and market penetration, as well as pursue efficiency and productivity gains. At that time I told you we would have potential restructuring, and we’ve now announced our plans and Rick will give you the details of that.

I also told you about our commitment to invest in our future to grow both organically and through acquisitions, and we have done both in this first half of the year. The sub-line expansion at San Luis is on schedule and will be making metal in the second half of this year. The Iceland smelter is on schedule and will be operational in 2007.

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Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

In the refining front, we completed 250,000 metric tons expansion in Suriname and expect the Pinjarra upgrade to contribute additional volume in early 2006. We acquired and making significant progress in integrating Russia. Just in this first four months we’ve integrated two facilities and two RIT systems. We’ve announced heat treat project at Belaya Kalitiva. We’ve improved product quality and equipment maintenance, and we’ve made significant environment health and safety progress.

We have made progress in a number of key projects in China. We bought our minority partner the Shanghai foil mill. We have received NDRC approval for our Bauxite hot rolling mill, and which leaves only one instance of the government now to be approved, which we expect to get in the next 60 days. And on the smelting at Pingguo, we continued to make progress on securing the power for this smelter.

It’s been a very busy first half, but we’ve been successfully managing through the cost pressures, as well as investing for the long-term. And we controlled our cash outflow with projects with the sale of Integris, Elkem, and in the second half, with the expected sale of SGS, which would all of it will contribute to about $1.6 to $1.8 billion income to the Company to meet the $2.2 billion capital expenditures.

Well, as we look forward, these are the things we’ve been doing and this will be the things we’ll be continuing to focus on. We will continue to capitalize on the current market strength, the aerospace commercial vehicles have performed well this year and will continue to do so. We have announced investment in global rolling capacity to meet this demand. And while metal price has fallen from their highs, the upstream markets continue to be strong driven by emerging market demand.

We will continue to execute on our current productivity and efficiency project and we talked about that. We’re eliminating about 6% of our work force in the next 12 months and we are lowering the overall costs by $195 million annually when this is completed.

We will continue to focus on organic and acquisition growth on our three major lines of business, as we are uniquely situated in our industry to drive organic growth. And we will be opportunistic for profitable growth of both kinds, organic and acquisition. We will continue to be conservative in managing our balance sheets and assets, controlling capital expenditures working capital.

And finally, we will continue to be focused on the legacy of this Company and preparing it for the future generations of Alcoa. This means sustainability, it means active roles in communities, it means a mix of portfolio that is conductive to the kind of results that we want. It means developing people. It means protecting the reputation of the Company and living daily our values globally. It also means continuing to invest in research and development, new products, applications and replacing old plants or noncompetitive plants, relocation, if necessary, investing in IT and outsourcing of services.

At this point, let me turn the presentation over to Rick, and we will walk you through the quarter and be ready for you for questions at the end of this.

Rick Kelson - Alcoa, Inc. - CFO, EVP

Thanks, Alain. Today I am going to focus on the second quarter results, actions we have taken to strengthen our portfolio and the outlook for the key markets we serve.

Let’s begin with the second quarter highlights. For the quarter, income from continuing operations was 473 million or $0.54 per share, which includes a net positive benefit of $0.08 associated with five previously-announced items. The Elkem transaction, the second quarter restructuring, a tax benefit, Russia-related costs, and an environmental reserve increase. I will provide more information on these events in a few minutes.

Our top line improved by 8% to 6.8 billion, driven by higher volumes, stronger pricing, and the addition of the Russian fabricating facilities. All six segments achieved sequential and year-ago quarter improvements in revenue. The favorable pricing environment

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Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

in the Alumina market translated into record high Alumina segment profits. Our second quarter ROC was 11%, and 8.3% when measured on a trailing four quarter basis. And finally, our debt to capital improved by 110 basis points to 32.2%, well within our target range of 25 to 35%.

As Alain has already discussed, we’ve made great progress in pursuing the objectives of growth plan. While we grow the portfolio, we continue to take the necessary actions in aligning our businesses to compete globally and to better serve our customers.

Let’s turn now to the performance review. As always, I’ll begin with safety. Year-to-date our lost workday rate was 0.081 slightly above the year-end target we set for ourselves of 0.075. At this lost workday rate we totaled just 54 lost work days on over 133 million hours worked. In addition, 83% of our facilities did not have a lost workday, and 43% did not have a recordable. On a relative basis, our safety record remains the benchmark among major industrials.

Turning to the financials for the quarter. As usual, this slide compares our second quarter results with the prior quarter. Let’s walk through some of the key points on the income statement. Sales rose by 474 million or 8% sequentially and 13% year-over-year. Higher realized prices for Alumina coupled with stronger pricing in volume and key downstream markets overcame lower realized prices in primary metals to drive sales higher.

Cost of goods sold rose to 80.7% of sales versus 79.2% in the prior quarter on lower metal prices and higher energy and raw material costs. SG&A held at 5.3% of sales in the quarter. Restructuring and other charges increased as we continue to take necessary steps in strengthening the competitive posture of certain businesses. Other income was favorable largely due to the Elkem gain. Also recorded in other net income was the impairment of the Hamburg, Germany smelter.

Our effective tax rate ended the quarter at 9%, primarily as a result of the tax benefit of $120 million. Excluding the impacted of discreet tax events, the underlying effective tax rate would have been approximately 29%, which is our best estimate of our 2005 annual tax rate excluding one-time items. The loss from continued operations was attributable to operating losses and fair value adjustments of certain assets.

Balance sheet translation had a negligible impact in the quarter. And lastly, had we expensed stock options in the quarter, the net income impact would have been $9 million or $0.01 per share, essentially level with the first quarter in year-ago periods. Restricted share expense in the second quarter of ‘05 was minimal.

Now let’s take a look at some of the significant events that took place in the quarter. These items were previously announced, however I would like to take this opportunity to briefly review each with you. The sale of our 46.5% stake in Elkem resulted in a $219 million gain and 869 million in cash proceeds. We continue to hold a 50% stake in two Elkem smelters located in Norway. The results of the two Elkem smelters will continue to be reflected as equity income in the primary segment.

During the quarter, certain tax reviews and audits were finalized resulting in $120 million tax benefit. We also increased our environmental reserve by approximately $14 million after tax, principally related to a closed Alumina operation in East St. Louis, Illinois, the reserve represents an alternative remedy submitted to the EPA in the second quarter. You should note that this increase flows through our cost of goods sold.

The Russian facilities had losses of $29 million after taxes related to integration costs, general market softness, and cost to shift to higher value-added products. The increase in losses versus what we previously disclosed is predominantly a result of market weakness in Europe. Continued integration and improvement activities are expected to result in second half losses of between $40 and $50 million after tax.

Now I would like to review our progress in restructuring. As previously announced, the second quarter restructuring will lead to the elimination of approximately 6,300 jobs across the Company’s global businesses. The charges also encompass plant closings and consolidations in asset impairments. $58 million is included in the primary products restructuring for the closure

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Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

of the jointly owned Hamburg smelter. The partners have decided to shut [ph] the facility based on the prevailing energy situation.

Approximately half of the second quarter charges will be in the form of cash payments largely for employee severance costs. The other half are non-cash associated with plant closings and asset disposals. The restructuring will be implemented over the next twelve months and result in annualized pretax savings of $150 million. These actions, combined with our first quarter restructuring, will total $255 million and save $195 million before taxes on an annualized basis.

Now let’s look at the cash flow in the quarter. Cash from operations improved significantly versus last quarter, rising to $384 million. Working capital increased commensurate with the high level of business activity we experienced as evidenced by day’s working capital remaining flat sequentially. The Elkem tender offer resulted in cash proceeds of $869 million, which was used to fund capital expenditures and debt reduction.

CapEx rose to 487 million or 154% of depreciation as we continued to invest in large upstream expansion products. Non-growth capital expenditures totaled 64% of depreciation in the quarter. For the year, capital expenditures are expected to total $2.2 billion.

At this point, I would like to address the market conditions we experienced in the second quarter. On the right you can see the relative percentage change from sequential and year-ago quarters. Note in this view of revenue we group Can Sheet with Packaging. Relative to the first quarter, Alumina price — realized prices were up 4% and primary realized prices were lower by 3%. As you recall, our realized Alumina prices lag our realized alumina prices by approximately one quarter.

This chart highlights the market strength we’re experiencing in the aerospace, building and construction and commercial vehicle markets. Significant year-over-year revenue growth in these markets has been driven by both volume and pricing.

Now let’s turn to the segments and we’ll start with Alumina. On a sequential quarter basis, after-tax operating income for the Alumina segment increased by $21 million or 13%, aided by rising LME based prices and higher volumes. Production in the quarter increased by approximately 54,000 metric tons. Moving to the current business conditions, based on the fact Alumina prices lag metal prices, we expect lower realized prices in this segment for the third quarter.

Moving on to the Primary Metal segment. On a sequential quarter basis, ATOI declined by $38 million or 17%, largely due to lower metal price and higher energy costs specifically due to purchased power in Australia as a result of maintenance at our Anglesea power plant. During the quarter, the LME three-month average price declined by approximately $94 a metric ton, our realized price declined by $65 a metric ton as a result of falling Midwest premium and weaker mix related to restarts. Production for the quarter rose by 48,000 metric tons, with restarts contributing 39,000 metric tons.

Moving to current business conditions, today’s LME and Midwest premiums are substantially lower than the average in the second quarter. If this situation remains, it will negatively affect the segment.

Turning to Flat Rolled Products next. On a sequential quarter basis ATOI grew to $91 million, excluding Russian integration costs of 21 million. The increase was driven by better mix and higher pricing in both North America and Europe as shipments of aerospace and other high-value products rose. We anticipate that the majority of the second half Russia losses will flow through the Flat Rolled Products segment.

As to current business conditions, we see continued strength in aerospace, including heat treated sheet and plate and in commercial transportation. We will take advantage of seasonal shutdowns in Europe and among automotive OEMs and aerospace customers to conduct major equipment upgrades and routine maintenance in key facilities. However, this will reduce sales volume in the quarter. Some softness in the common alloy market is also expected to negatively impact the segment.

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Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

Now I would like to address the Extruded and End Products segment. On a sequential quarter basis, excluding the loss associated with the Russian assets, ATOI rose by 160% on higher shipments and revenue across many businesses. Strong seasonal trends in our building and construction businesses contributed to the results.

Looking forward, we expect continued strong aerospace and commercial vehicle markets, and seasonal increases in the building and construction market to positively impact the quarter. As negatives, we would expect to see continued weakness in the European marketplace heightened by the impact of summer holidays.

Next let’s turn to the Engineered Solutions segment. On a sequential basis, ATOI rose 4% to $62 million excluding the Russia losses. Strong performance from businesses serving the aerospace market namely Howmet and Alcoa Fastening Systems was partially offset by declines at Alcoa Fujikura Automotive.

Moving to current business conditions. We expect to see continued strength in the aerospace and commercial vehicle market, somewhat offset by regular scheduled OEM shutdowns in both North America and Europe.

Now let’s move on to the Packaging segment. Sequentially ATOI increased by $25 million, driven by strong seasonal demand in the consumer products and closure businesses. Compared to the year-ago quarter, revenue increased by 9% largely based on raw material pricing pass through. However, all material increases could not be passed onto customers leading to lower segment profitability year-over-year.

As to current business conditions, we expect strong demand in our consumer products businesses to continue. On the negative side, record high oil prices are maintaining high resin prices, which will negatively impact the segment.

To summarize our expectations for the third quarter, we see strong downstream markets and our continued efforts to offset cost inflation as positive. Volumes across our aerospace portfolio are strong, the commercial vehicle market continues to strengthen in both the U.S. and European markets and seasonal increases are expected in building and construction. Productivity and procurement activities are expected to mitigate commodity raw material price increases and rising energy costs. Input cost pressures remain and lower current metal prices will flow through.

Our continuing integration efforts in Russia, automotive shut downs, and maintenance outages, and weak European markets will negatively impact the quarter. Overall, we continue to focus on cost reduction to offset raw material increases, however the largest driver of profitability in the third quarter will be LME based inputs in prices.

Now I will turn it back over to Bill for Q&A.

William Oplinger - Alcoa, Inc. - Director of IR

Before we go to Q&A, I’d like to ask you to limit your questions to one question per call. So, operator, we would like to go to questions now.

QUESTIONS AND ANSWERS

Operator

Thank you very much, sir. [OPERATOR INSTRUCTIONS] Our first question comes from the line of Alberto Arias of Goldman Sachs. Please proceed.

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FINAL TRANSCRIPT

Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

Alberto Arias - Goldman Sachs - Analyst

Good afternoon, everybody. Just a question with regards to the accounting of the Russian losses. When you bought these assets you had a forecast that they were going to have operating losses of around $40 million. However, we have seen that over the past — the first four months of production or integration you’ve reported 41 million losses and now you’re giving guidance of $40 million losses for the second half. If you could share with us, what are the surprises that are leading you to increase so significantly the losses that are going to be generated by Russia. And also, if you could explain why you treat them as nonrecurring given that we believe that this turn around of those assets will be a long-term process, probably two or three years?

Alain Belda - Alcoa, Inc. - Chairman, CEO

Good afternoon, Alberto. The losses on — in Russia are caused by basically two things. We have accelerated substantially the fix of the plant, cleaning, organizing, getting spare parts which weren’t present, and all of that stuff, and some additional investment that some of which has been announced, like the heat treating plant, but others that have not, like splitters and other products that will make them capable of serving markets that they were not serving so far. So there has been an acceleration of expenditure, therefore an acceleration of expatriates going over there to support technically the plant, acceleration of the training of people, the Russian that are being trained in Hungary, being trained in other places in Europe and the United States. So we’ve accelerated the expenses and made, how do you call, more losses with this.

The other part of this thing, obviously it is weakness of the European market, mainly for Flat Rolled Products and alloy products which they were selling into Europe and two things happened. One is we have to meet the quality of Alcoa when we sell the product on the Alcoa name, and that kind of slowed down some of the sale, and the other one is actually soft alloy sheet and in Europe has been slower than we expected.

Operator

Mr. Arias, does that answer your question, please?

Alberto Arias - Goldman Sachs - Analyst

Yes, that’s great. Thank you.

Operator

Thank you very much, sir. [OPERATOR INSTRUCTIONS] Our next question comes from the line of John Tumazos of Prudential Equity Group. Please proceed.

John Tumazos - Prudential Equity Group - Analyst

Congratulations on the cost reduction progress in particular. I know it is tough and difficult. Given that there has been a lot of unanticipated inflation, energy costs as they are, do you regard the embedded contract structures for Alumina, Ingot, and finished products where you agree to sell long-term terms as mistakes? Will you reverse them? And if a more aggressive pricing company like CVRD or BHP bid for your shares, why shouldn’t your shareholders tender them?

Alain Belda - Alcoa, Inc. - Chairman, CEO

Well —

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Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

John Tumazos - Prudential Equity Group - Analyst

In other words, are you giving it away?

Rick Kelson - Alcoa, Inc. - CFO, EVP

No, obviously we don’t think we’re giving it away. We’ve had this discussion before, John, depending on the market, our contracts are set, if you’re referring to the longer term Alumina contracts, we’ve had that discussion, the percentage of LME pricing is where we are currently and markets like this we’ve been able to increase that. We’ve told you before that before. We had about a 200 basis point increase in the percentage charged in the Alumina contracts on roughly 35% of the contracts. We think over the long haul that this is an acceptable and appropriate way to price. We have long-term contracts. We’re not going to price on spot. If we have the opportunity to sell on spot, we will.

As you move to our other kinds of contracts, you know most of our downstream businesses are middle of market, plus however they’re sold and in aerospace those contracts are longer term but are quite acceptable in the fashion which they’ve been negotiated.

Operator

Mr. Tumazos, is your question answered, please.

John Tumazos - Prudential Equity Group - Analyst

I appreciate the response. I just worry the world is unpredictable.

Alain Belda - Alcoa, Inc. - Chairman, CEO

I think, John, I think there is more tendency and more practice in our Company at the moment of one revising long-term contracts. Long-term contracts on the basis of actual cost incurred and some of the these Alumina contracts were beginning to put formula based contracts rather than simply percentage of LME prices.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question from the line of Mr. John Hill at Smith Barney. Please proceed.

John Hill - Smith Barney - Analyst

Very good, everyone. I was just curious, last quarter the team took some time to comment on aluminum market conditions and surplus and deficit types of projections, as well, mentioning the willingness to flex Wenatchee and Massena up and down, obviously they flexed up, now I guess we’ve got to ask to flex down question as well. But I was just noticing that these observations were absent from the presentation and I was hoping you could share a few thoughts on the market.

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FINAL TRANSCRIPT

Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

Alain Belda - Alcoa, Inc. - Chairman, CEO

Well, we continue to believe that the market is going to be in deficit both in alumina and aluminum this year, that’s why we did restart the facility we did. At the same time, the Hamburg facility is going to be shut down, so there will be product coming out of that market. And in our opinion, some of the Chinese facilities should be shutting down with — depending on, how you call, spot market alumina at 400 and something. We expect that some of those and with the elimination of the subsidy they were getting in terms of tax rebates should be more pressured into shutting down. So our view of the world today is continues alumina and aluminum deficit through 2006 and 2007.

John Hill - Smith Barney - Analyst

Very good and then just one quick follow on. How do we fix the extrusions business? We’re clicking along here at a 1.7% ATOI margin, that’s pretty much flat from the first quarter. You did mention soft alloys, of course, but how important is this business and where do you expect to see it in a couple quarters time?

Alain Belda - Alcoa, Inc. - Chairman, CEO

Well, there is a lot of improvement in that area, but sincerely a lot of it is coming from hard alloy extrusions or industrial applications for extrusions rather than the BNC, and the BNC what is happening, you’ve seen a lot of the restructuring is happening on BNC. We have relocated facility or capacity to places like Romania and Hungary and now with Russia we’ll have more opportunities to relocate production out there. So you’re right that the soft alloy extrusion is one of the big challenges.

Rick Kelson - Alcoa, Inc. - CFO, EVP

You might note, John, if you look at the restructuring charges we put that we would plan to take 1,000 people out of the extrusions and end products segment.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question from the line of Mr. Michael Gambardella of J.P. Morgan. Please proceed.

Michael Gambardella - J.P. Morgan - Analyst

Good afternoon. With the appreciation of the dollar, especially against the Australia dollar, I think about 4 or 5% recently, I am surprised that your second quarter numbers didn’t have foreign currency translation gains in them.

Rick Kelson - Alcoa, Inc. - CFO, EVP

I think the issue is the movement really is occurred pretty late in the quarter. We haven’t seen that much of an effect as we told you we’ll call it out when we think it is material. I told you the sensitivities before, so if the Aussi dollar continues to depreciate against the U.S. we would start to see an effect. We told you sensitivity on an annual basis is roughly $8 million for a penny if it is a full year.

Michael Gambardella - J.P. Morgan - Analyst

Did you have any gains in the second quarter?

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FINAL TRANSCRIPT

Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

Rick Kelson - Alcoa, Inc. - CFO, EVP

No, none to speak of really quite minimal.

Michael Gambardella - J.P. Morgan - Analyst

Okay. Thank you.

Alain Belda - Alcoa, Inc. - Chairman, CEO

We were pretty happy to be pretty even.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question from the line of Mr. Victor Lazarovici of BMO Nesbitt Burns.

Victor Lazarovici - BMO Nesbitt Burns - Analyst

My question has to do with the statement you made on Page 4 of the press release that you purchased roughly 163,000 tons of primary metal for use in your fab operations. When I look at the prior period shipments, it looks like you’ve been buying metal for a period of time. I wonder if you could give us a sense of how big an increase this was.

Rick Kelson - Alcoa, Inc. - CFO, EVP

This is not an increase. It is a decrease, but we have been buying metal for a consistent basis actually roughly 200,000 to 250,000 metric tons a quarter, and essentially, this has been an ongoing program where we’ve been able to maximize value-add in our own production and then when necessary purchase for the downstreams. And we’ve been doing that consistently for quite some time now, and I think we’ve actually been putting out the amount of third party buy for the last several quarters as well.

Victor Lazarovici - BMO Nesbitt Burns - Analyst

So if you’ve been decreasing your purchases, then the increase in fab is all because of your higher production? Rather than higher purchases?

Rick Kelson - Alcoa, Inc. - CFO, EVP

Correct.

Victor Lazarovici - BMO Nesbitt Burns - Analyst

Okay.

Rick Kelson - Alcoa, Inc. - CFO, EVP

More internal, coming internal.

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FINAL TRANSCRIPT

Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

Victor Lazarovici - BMO Nesbitt Burns - Analyst

Thank you.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question from the line of Mr. Anthony Rizzuto of Bear Stearns. Please proceed, sir.

Anthony Rizzuto - Bear Stearns - Analyst

Thank you very much. Good afternoon, gentlemen. The question is, what level of success have you guys had with the canned stock formula negotiations? Any insights you could provide would be greatly appreciated.

Rick Kelson - Alcoa, Inc. - CFO, EVP

Well, we continue as — you and I actually had this discussion last quarter, Tony, if I remember correctly. There are — we do packaging businesses and active discussion with each of its customers to reach agreement on first of all the pass through of higher input costs, both alloy and coatings, et cetera, gas, and negotiating the phase out of the price caps. And as the same discussion that we had last time, that business is held separately and expected to meet its cost to capital on a stand-alone basis. So it’s got to deal with those and they’re aggressively discussing this with their entire customer base where it applies.

Anthony Rizzuto - Bear Stearns - Analyst

Have you completed any of those negotiations right now, Rick, as far as —?

Rick Kelson - Alcoa, Inc. - CFO, EVP

I believe they’re in discussion with everybody and some of them will start to — time stagger in later in the year.

Anthony Rizzuto - Bear Stearns - Analyst

Okay. May I ask a quick question? Just, Alain, I wonder — and, Rick, if you could help me out understanding a little bit better about what’s going on in China these days from a standpoint of their smelting industry, and given that you guys are still negotiating with Pingguo to try to get long-term power, I wonder if you could just shed some light on what’s going on over there these days.

Alain Belda - Alcoa, Inc. - Chairman, CEO

Well, Tony, I think — back again, we’ve been saying that I think for about three or four years that China will be completely — will be always in balance and that tends to be the objective. They do have exports and imports, but at the end of the day it is all totaling deals of alumina or of metal and they’ve been in balance.

Now, again, as I said before, I think that China is not a long-term long — is not going to be a long-term long producer of, and therefore, not going to be a long-term competitive, I don’t think, in the smelter business. But right now they’re in balance and

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FINAL TRANSCRIPT

Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

I think for the foreseeable future they’re going to continue to be in balance until such time as interest costs and money actually cuts something and they have to begin to shut down inefficient plants.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Stephen Bonnyman of CIBC World Markets. Please proceed.

Stephen Bonnyman - CIBC World Markets - Analyst

Good afternoon. I would like to follow up on the Russian losses and how they’re allocated within the different segments. Rick, as you went through the various discussions, you referred to them in three different business segments. Could you possibly break out how those losses are distributed and will that carry on for the rest of the year?

Rick Kelson - Alcoa, Inc. - CFO, EVP

The break out will carry on for the rest of the year. Those are the natural alignments to the segments that we report in, so if it is from the rolling mills it is going to be in the Flat Rolled Products. If it is the extrusions, it is in Extruded and End Products. And the piece that’s in Engineered Solutions is really forgings, if that helps. You’re going to see, as I said, the bulk of what’s operating now is it is going to flow through Flat Rolled Products.

Stephen Bonnyman - CIBC World Markets - Analyst

So the 29 million that we saw this quarter, was it entirely within Flat Rolled?

Rick Kelson - Alcoa, Inc. - CFO, EVP

No, no, if you look at the materials on the webcast you can see that there was 21, I believe, going from memory here, in Flat Rolled Products there’s about six or so in Extruded and End Products and the remaining two or three is in the Engineered Solutions reflecting predominant forged.

Stephen Bonnyman - CIBC World Markets - Analyst

On the forged side?

Rick Kelson - Alcoa, Inc. - CFO, EVP

Right.

Stephen Bonnyman - CIBC World Markets - Analyst

Following up on the last question as well, China has been discussing reducing the toll refining and limiting, in fact, the ability to toll aluminum within the country. We haven’t heard anything in the press. Do you guys have any updates on what the status of that new legislation might be?

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FINAL TRANSCRIPT

Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

Alain Belda - Alcoa, Inc. - Chairman, CEO

It is the same information you have. They are discussing this because this is only export of money at the end of the day.

Stephen Bonnyman - CIBC World Markets - Analyst

Thank you very much.

Operator

Thank you very much, sir. [OPERATOR INSTRUCTIONS] Our next question comes from the line of Mr. Amir Arif of Friedman, Billings. Please proceed.

Amir Arif - Friedman, Billings, Ramsey - Analyst

Good evening, guys. Just a question in terms of like the Hamburg smelter closing because of power cost pressures, I was wondering if you can tell us how much additional smelting capacity you have coming up this year where your power cost agreements will have to be renegotiated.

Rick Kelson - Alcoa, Inc. - CFO, EVP

If I heard you correctly, the question was how much — how many smelters have power renegotiation going on now for year end?

Amir Arif - Friedman, Billings, Ramsey - Analyst

Yes.

Rick Kelson - Alcoa, Inc. - CFO, EVP

The most predominant one and we’ve talked a little bit about that is Eastalco. There needs to be some arrangement for additional power at Eastalco, and those discussions are ongoing. That could be affected by year end. The other current discussions that are going on are with BPA and the current BPA proposal and we’ll have to evaluate that and make decisions about whether that is of any significant help to the Intalco smelter out in the Northwest.

Amir Arif - Friedman, Billings, Ramsey - Analyst

And how much would that represent of your — or how much smelting capacity does that represent, these two smelters.

Rick Kelson - Alcoa, Inc. - CFO, EVP

Intalco is not running at a high percentage right now. I am not sure that would have much at all, and at Eastalco it is a smelter that we own in consortium, the percent I honestly don’t recall, but it wouldn’t be a significant amount of capacity.

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FINAL TRANSCRIPT

Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

Amir Arif - Friedman, Billings, Ramsey - Analyst

Thank you very much.

Operator

Thank you very much, sir. Your next question, ladies and gentlemen, comes from the line of Daniel Roling, Merrill Lynch. Please proceed.

Daniel Roling - Merrill Lynch - Analyst

Thank you. Yes. Could you talk about the stretching out of the lead time for your aerospace business and have you seen any impact or increase in activity as it relates to industrial gas turbine business?

Alain Belda - Alcoa, Inc. - Chairman, CEO

Both business are better, but obviously, the aerospace business is much, much better at this point in time, and that drives the — not the natural gas turbine, but it drives the jet engine blades, which same business makes them. So, yes, the growth in demand for that area is substantially more than we had predicted at this time last year.

Daniel Roling - Merrill Lynch - Analyst

We understand that the demand for the propulsion system started to pick up in December. If that happens to be true, would we start seeing the impact in a meaningful way in what? The third quarter or the fourth quarter, is this like a three quarter lead time or is it shorter than that?

Alain Belda - Alcoa, Inc. - Chairman, CEO

No, I think it is about the third quarter and fourth quarter, you’re right.

Daniel Roling - Merrill Lynch - Analyst

Thank you.

Operator

Thank you very much, sir. [OPERATOR INSTRUCTIONS]

Alain Belda - Alcoa, Inc. - Chairman, CEO

By the way, Dan, you saw it in the Engineer Solution improvement in the second quarter, which unfortunately the whole thing is affected by the alternative business which reduced the business, the how do you call it, the groups results but all of these are much better, fasteners and aerospace.

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FINAL TRANSCRIPT

Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

Operator

Thank you, sir. Our next question comes from the line of Mr. Alex Latzer of Merrill Lynch. Please proceed.

Alex Latzer - Merrill Lynch - Analyst

Good afternoon or evening. I had a question regarding your comment to a question earlier on with respect to more to formula based pricing rather than [inaudible] pricing on alumina. Wondering how advanced that was and sort of if you had some idea of sort of what percentage of your contracts might over what period of time move more towards that type of formula?

Alain Belda - Alcoa, Inc. - Chairman, CEO

Well, you know that we negotiate one — maybe one, maybe two contracts a year, and in the alumina business. So it is going to take quite some time to get all of the contracts into a formula based. It is still going to be a metal driven plus a formula driven pricing and we’re moving toward that and in as some as we can negotiate as fast as we can.

Alex Latzer - Merrill Lynch - Analyst

Thank you for that. I was wondering as a follow-up on the Bauxite joint venture, you expected or anticipate government approval, can you just remind us of the capacity there? And given that we may see more metal in the country, the discouraging or the regulation against more exports of metal, it seems like they need to increase their domestic rolling capacity which is their goal and it seems like a good opportunity. I was wondering what’s your outlook for that joint venture and that regard would be?

Alain Belda - Alcoa, Inc. - Chairman, CEO

Today it is a castor based rolling mill with 70,000 metric tons production. When we’re complete the expansion, which includes the installation of a hot mill, it will go to 220,000 metric tons. But that will take about two years after we get the approval.

Alex Latzer - Merrill Lynch - Analyst

Okay. Thank you very much.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question from the line of Marty Pollack of NWQ Investment Management. Please proceed.

Marty Pollack - NWQ Investment Management - Analyst

I apologize if I came on a little late. Just one question regarding the cost reduction plan and how it is tracking. I am wondering when you say 60 million of cost increases in the quarter, which offset reduction efforts, what is the total cost savings on a gross basis, and in fact, your tracking at so that one could sort of separate both the cost saving and implementation, as well as the actual surprising headwinds or the headwinds that are above your budget expectations?

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FINAL TRANSCRIPT

Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

Rick Kelson - Alcoa, Inc. - CFO, EVP

Well, as we said essentially this year we’ve basically offset cost inflation. We were somewhat ahead in the first quarter, and with some progress in this quarter, that 60 million was probably two-thirds energy, which was a bit more than I think we would have anticipated. So for the half we’re probably more at a push. The downstreams are doing reasonably well and the cost savings you see more of the costs pressure inflation in the upstreams like alumina with caustic, they’ve had some other costs in the maintenance area, et cetera. So I would say at this point through the half year, we’re about even with the cost inflation that we’ve been facing.

Marty Pollack - NWQ Investment Management - Analyst

Just the other question, as far as tax right or the provision, was that the — was the second quarter tax rate lower than you projected?

Rick Kelson - Alcoa, Inc. - CFO, EVP

The second quarter tax rate was affected by the discrete item that we mentioned, and as I said earlier, the ongoing annual effective tax rate absent discrete items would be — we would anticipate being 29%.

Alain Belda - Alcoa, Inc. - Chairman, CEO

I think one point to make here is that the way the SEC, the FASB and the interpretation by the auditing firms of how we should treat expenses will make for a lot more fluctuation of this kind.

Rick Kelson - Alcoa, Inc. - CFO, EVP

Absolutely.

Alain Belda - Alcoa, Inc. - Chairman, CEO

One of them will be on the tax area where previously you would estimate what you thought it was going to be and got the year and averaged out the quarters. At the moment this is what happens. If you look at the first quarter, we had a 37% tax rate, second quarter we had a 9% average between the two 23% in the first semester, and we’re saying that the average for the year should be around 29, but it will be fluctuating on a quarter-by-quarter basis as will many other expenses on the basis of the interpretation of the way we should account for expenses and income.

Same thing happened on the Elkem income in the first quarter. We had the deal done, signed, closed in the first quarter. We paid the taxes in the first quarter and because we only received the money on April 5, we could only account for the income of the operation on the second quarter. Previously, you would either have accrued — you’d have done both in the same quarter given it was 5th of April, but that’s the way the accounting and all these rules want it now.

Marty Pollack - NWQ Investment Management - Analyst

Okay. Thank you.

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FINAL TRANSCRIPT

Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

Operator

Thank you very much, sir. Ladies and gentlemen, your next question from the line of Brian MacArthur of UBS. Please proceed.

Brian MacArthur - UBS - Analyst

Good afternoon. I was wondering if you could help me in the Engineered Solutions, we have aerospace revenues going up, autos coming down a little bit. Yet there is they are sort of the same size markets but I always thought the aero had a lot higher margins and those are the two dominant markets in Engineered Solutions. So I am curious why the ATOI is not going up a lot more quarter over quarter. Is that just because of the way the aerospace high margin stuff fits in Flat Rolled Products or is there something else in the Engineered Solutions that’s going on?

Alain Belda - Alcoa, Inc. - Chairman, CEO

Engineered Solutions has forged aerospace, it has what used to be Howmet and it’s got fasteners, which — and it has automotive which is Fujikura Aluminum, I am sorry.

Brian MacArthur - UBS - Analyst

AFL.

Alain Belda - Alcoa, Inc. - Chairman, CEO

The AFL, while automotive and total number in the U.S. is not substantially affected, it has been changing substantially what percentage each one of the suppliers have in the market and our predominance is in Ford and GM and they have suffered more than the rest. And some of the platforms we are, which would be the trucks and the light trucks and the SUVs have suffered even more, so the how do you call it, the situation for us in automotive has offset in automotive basically the, how do you call, the harness business has suffered substantially more enough to hide some of the great results and improvement they’ve had in this three other divisions that are in the same group.

Rick Kelson - Alcoa, Inc. - CFO, EVP

You’ve also had a lot of activity in the Alcoa Fujikura Automotive group if you again look at the restructuring and their incurring costs as well, moving to lower costs, locations in Honduras, Romania, so they’ve had quite a few costs that otherwise wouldn’t have.

Brian MacArthur - UBS - Analyst

So would like of the 60 million, would only like 10 million come from automotive or something that small a number right now as a result of all these things or is that the right magnitude or is it 50/50 now?

Rick Kelson - Alcoa, Inc. - CFO, EVP

I don’t have the break down in front of me for the segment, Bill, would be happy to run you through.

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FINAL TRANSCRIPT

Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

Brian MacArthur - UBS - Analyst

Okay. Thank you very much.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Daniel Roling, Merrill Lynch. Please proceed.

Daniel Roling - Merrill Lynch - Analyst

Two questions. First, you had made a comment about updating or replacing some older smelters. I remember last year when we were down visiting the Rockport facility. Were you referring in any way to possibly Rockport in that comment?

Alain Belda - Alcoa, Inc. - Chairman, CEO

No.

Rick Kelson - Alcoa, Inc. - CFO, EVP

Rockdale?

Alain Belda - Alcoa, Inc. - Chairman, CEO

Rockdale you’re talking about. No, we were not talking about Rockdale in that line. I am saying for instance, the saying that if we shut down a plant in Hanover or shut down a plant in how do you call, in the U.S. or wherever we do it, not only do we need to add capacity to maintain our share of market, but also we planning on continuing to add capacity to replace the long term view of where the power is going to be and what the advantage positions are going to be at.

Daniel Roling - Merrill Lynch - Analyst

Okay.

Rick Kelson - Alcoa, Inc. - CFO, EVP

To go further on that, on Rockdale, I think to the contrary, what we showed you when you were there is Rockdale now has a very competitive long-term supply of energy. So I think as long as we can keep the operating costs of that facility where they belong on productivity, you’re going to see Rockdale be around for a long time because of that long-term supply of energy.

Daniel Roling - Merrill Lynch - Analyst

And if I may, one other question. A lot of the discussion today and the reading is talking about aerospace, they’re talking about automotive, and I know you restructured how you disclose stuff for better management from a corporate standpoint, but has there been any thought given to improving the transparency by giving more detail by end use, i.e. automotive or aerospace or cans?

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FINAL TRANSCRIPT

Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

Alain Belda - Alcoa, Inc. - Chairman, CEO

We do give you the revenue by market and then we give you a perception of what the trend in that market has been, and that was a lot more than we gave and that was in line with, I thought, with the question that you guys all asked us to do.

Rick Kelson - Alcoa, Inc. - CFO, EVP

We look at that always, Dan, right now this reflect the segments, truly reflect the way we’re running the Company in these global alignments.

Daniel Roling - Merrill Lynch - Analyst

Thank you.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question from the line of Mr. Rob Clifford of ABN AMRO. Please proceed.

Rob Clifford - ABN AMRO - Analyst

Good afternoon. Just a quick question on your Anglesea power station, has the maintenance there finished, and if so, would you expect your average power costs across your entire smelter fleet to be lower in the third quarter or are there offsetting costs from other regions?

Rick Kelson - Alcoa, Inc. - CFO, EVP

Well, a lot of moving parts. Anglesea maintenance is finished. That was probably about $0.02 or about half of what we had in the decrease in the primary segment, so that is finished and so we wouldn’t see the repeat of Anglesey. But as to the overall energy to the entire system, that depends on a lot of moving parts, so I really can’t say what the overall energy situation will be, but Anglesea is the maintenance is finished.

Rob Clifford - ABN AMRO - Analyst

Thanks.

Rick Kelson - Alcoa, Inc. - CFO, EVP

The Anglesey maintenance is scheduled I think every four years, so that should be good for quite some time now.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question from the line of Mr. Jonathan Goldberg of Highline Capital Management. Please proceed.

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FINAL TRANSCRIPT

Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

Jonathan Goldberg - Highline Capital Management - Analyst

My question has already been asked. Thank you.

Operator

Thank you very much, sir. And our next question comes from the line of Mr. David Gagliano of Credit Suisse First Boston. Thank you.

David Gagliano - Credit Suisse First Boston - Analyst

Just a quick clarification question, coming back to the Russian operations. Of the 40 to 50 million of expected losses in the second half of the year, wondering how much within that number is attributable to accelerated plant upgrade work and additional investment required versus the weakness of the European markets, et cetera?

Rick Kelson - Alcoa, Inc. - CFO, EVP

I would say it is at this point, we’re looking at, I would say, I think — the question was how much is due to weakness in the market and how much is restructuring? I would say about 30, 40% of that is weakness in the market.

Alain Belda - Alcoa, Inc. - Chairman, CEO

That’s probably a pretty good estimate. We don’t have the numbers right in front of us. That’s about — that would sound pretty accurate.

David Gagliano - Credit Suisse First Boston - Analyst

Thanks very much.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Mr. Alberto Arias of Goldman Sachs. Please proceed.

Alberto Arias - Goldman Sachs - Analyst

Maybe a quick follow-up question to Alain. Alain, you mentioned that the Iceland project is on schedule. Can you update us in terms of the budget is the project on budget given that we’ve seen significant increases in CapEx in all the projects under development and we haven’t heard an update in terms of the CapEx of Iceland for quite some time?

Alain Belda - Alcoa, Inc. - Chairman, CEO

Well, we don’t have the numbers right here, Alberto, but the projects usually in what we’ve done was we look at the whole capital expenditures on an aggregate basis and then adjust the construction and the timing of some of these construction in order to meet our capital expenditure project, and the debt to equity that we’ve committed to maintain. So the project in Iceland should be pretty much in budget at this point in time with what we had estimated in, how do you call, in Euros rather than in dollars. If you look at it in terms of dollars, it has gone up probably around 25% at this point in time because that’s predominantly Euro.

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FINAL TRANSCRIPT

Jul. 07. 2005 / 5:00PM, AA - Q2 2005 ALCOA Inc Earnings Conference Call

At the same time, we’re finding that as we’re buying now globally, for instance, steel structure is now coming from China, cement is coming — we’ve got Polish workers there and so we’ve — we are acting very swiftly on reducing the total capital expenditure and changing the project to a certain extent to defer expenditures. At this point in time, I think we’re still going to make it in the kind of budget that we had for the project.

Rick Kelson - Alcoa, Inc. - CFO, EVP

We also added the anode facility, which originally was not. We were going to purchase anode and now we’re adding an anode facility in Norway that will also affect the operating costs of that.

Alain Belda - Alcoa, Inc. - Chairman, CEO

Reducing the operating costs.

Operator

Thank you very much, sir. And thank you, ladies and gentlemen. That concludes our Q&A session for today. We’d like to turn the call back over to our management team for any closing remarks they may have.

William Oplinger - Alcoa, Inc. - Director of IR

At this point I would like to thank you for attending the second quarter analyst workshop. If you have further questions, please call me on the — at the number on the press release. Thank you. Bye.

Operator

Thank you very much, sir. And thank you, ladies and gentlemen, for your participation in today’s conference call. This concludes the presentation and you may now disconnect. Have a good day.

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